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                                                                  EXHIBIT 4.2



                                    AMENDMENT NO. 1 TO

                          COMMUNICATION INTELLIGENCE CORPORATION

                                  1999 STOCK OPTION PLAN


         This Amendment No. 1 to the 1999 Stock Option Plan (the "Plan") of Communication Intelligence Corporation (the "Company") was approved by the board of directors of the Company on April 30, 2001 and by the stockholders of the Company at its annual meeting of stockholders held on June 18, 2001. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Plan.

          1. AMENDMENT. The second sentence of Section 4 of the Plan is hereby amended and restated in its entirety as follows:

              "Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 3,000,000."

          2. OTHER. Except as amended hereby, all of the terms and provisions of the Plan shall remain in full force and effect.